Exhibit 10.4

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of June 17, 2013 (this “Agreement”), by and between Emerald Expositions, Inc., a Delaware corporation (the “Company”), and David Loechner (the “Executive”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”) and, solely for purposes of Sections 2.3 and 2.4 of this Agreement, Expo Event Holdco, Inc., a Delaware corporation (“Parent”).

WHEREAS, the Company desires to continue to employ the Executive as Chief Executive Officer of the Company and wishes to be assured of the Executive’s continued services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to continue to be employed by the Company as Chief Executive Officer and to continue to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1.     Employment.

1.1.          Term. Subject to Section 3 hereof, the Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on June 17, 2013 (the “Effective Date”) and ending on the fifth anniversary of the Effective Date (the “Initial Term”); provided, however, that the period of the Executive’s employment pursuant to this Agreement shall be automatically extended for successive one-year periods thereafter (each, a “Renewal Term”), in each case unless either Party hereto provides the other Party hereto with written notice that such period shall not be so extended at least 30 days in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable (the Initial Term and any Renewal Term, collectively, the “Term”). The Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period.”

1.2.         Duties. During the Employment Period, the Executive shall serve as the Company’s Chief Executive Officer and in such other positions as an officer or director of the Company and such affiliates of the Company as the Executive and the board of directors of Parent (the “Board”) shall mutually agree from time to time, and shall report directly to the Board. In the Executive’s position as Chief Executive Officer, the Executive shall perform such duties, functions and responsibilities during the Employment Period as are commensurate with such position, as reasonably and lawfully directed by the Board. During the Employment Period, the Executive shall serve as a member of the Board. The Executive’s principal place of employment shall be the Company’s headquarters in San Juan Capistrano, California.

1.3.         Exclusivity. During the Employment Period, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to the Executive by the Board, consistent with Section 1.2 hereof. During the Employment Period, the Executive shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, that the Executive may (a) serve any civic, charitable, educational or professional organization, (b) serve on the board of directors of for-profit business enterprises, provided that such service is approved by the Board and (c) manage his personal investments, in each case so long as any such activities do not (x) violate the terms of this Agreement (including Section 4) or (y) interfere with the Executive’s duties and responsibilities to the Company.

Section 2.      Compensation.

2.1.         Salary. As compensation for the performance of the Executive’s services hereunder, during the Employment Period, the Company shall pay to the Executive a salary at an annual rate of $360,000, payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the Board (or a committee thereof) in its discretion.

2.2.         Annual Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) to be based upon Company performance and other criteria for each such calendar year as determined by the Board. The Executive’s target Annual Bonus opportunity for each calendar year shall equal the actual Annual Bonus paid to the Executive with respect to the prior calendar year (the “Target Annual Bonus Opportunity”). For calendar year 2013, the Executive’s Target Annual Bonus Opportunity shall equal $260,000. The amount of the Annual Bonus actually paid shall depend on the extent to which the performance goals, set annually by the Board, are achieved or exceeded. The Annual Bonus shall be paid within two and one- half months after the end of the calendar year for which such Annual Bonus was earned. The Annual Bonus shall be paid in cash and shall be pro-rated for any partial years of employment, provided, that the Annual Bonus shall not be pro-rated for 2013.

2.3.         Initial Stock Option Grants. As soon as practicable following the Effective Date, Parent shall grant to the Executive an option to purchase shares of common stock of Parent, pursuant to the option plan and option agreement, each substantially in the form attached hereto as Exhibits A and B.

2.4.         Stock Purchase Opportunity. The Executive agrees to subscribe for a number of shares equal to the after-tax proceeds the Executive receives with respect to the $1.2 million retention bonus relating to the Company’s spin-out from VNU International B.V. (the “Retention Bonus”) (or such greater amount as mutually agreed between Parent and the Executive), divided by $1,000 per share, within 30 days following the Executive’s receipt of payment of the Retention Bonus. Such purchase will be subject to the Executive’s execution of a subscription agreement in a form provided by the Company whereby, among other things, the Executive will agree to become bound by the stockholders’ agreement referenced in the Term Sheet between the Executive and Expo Event Transco, Inc., dated as of May 3, 2013.

2.5.         Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company.

2.6.         Vacation. During the Employment Period, the Executive shall be entitled to four weeks vacation per calendar year, to be taken and carried over in accordance with the Company’s vacation policy. The number of vacation days shall be pro-rated for the last calendar year of employment.

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2.7.         Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Employment Period in performing his duties under this Agreement in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof), as in effect from time to time. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), any expense or reimbursement described in this Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

2.8.         Legal Fees. The Company shall pay to the Executive up to $30,000 in aggregate documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement and other documents relating to the Executive’s equity arrangements with the Company and Parent.

Section 3.     Employment Termination.

3.1.         Termination of Employment. The Company may terminate the Executive’s employment hereunder for any reason during the Term, and the Executive may voluntarily terminate his employment hereunder for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than 30 days’ notice to the other Party (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the date of termination, (ii) earned but unpaid Annual Bonus for calendar years completed prior to the Termination Date (payable in the ordinary course pursuant to Section 2.2), (iii) unused vacation days (consistent with Section 2.6 hereof) paid out at the per-business-day Base Salary rate, (iv) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements and (v) any unreimbursed expenses in accordance with Section 2.7 hereof (collectively, the “Accrued Amounts”); provided, however, that if the Executive’s employment hereunder is terminated (x) by the Company for Cause or (y) by the Executive voluntarily without Good Reason and not for death or Disability, then any Annual Bonus earned pursuant to Section 2.2 in respect of a prior calendar year, but not yet paid or due to be paid, shall be forfeited.

3.2.        Certain Terminations.

(a) Termination by the Company other than for Cause, Death or Disability; Resignation by the Executive for Good Reason. If the Executive’s employment is terminated (x) by the Company other than for Cause, death or Disability or (y) by the Executive for Good Reason (each, a “Good Leaver Event”), in addition to the Accrued Amounts, the Executive shall be entitled to: (i)(A) in the event of a Good Leaver Event prior to the first anniversary of the Effective Date, two times the sum of the Executive’s Base Salary and Target Annual Bonus Opportunity, (B) in the event of a Good Leaver Event on or after the first anniversary but prior to the second anniversary of the Effective Date, one and one-half times the sum of the Executive’s Base Salary and Target Annual Bonus Opportunity and (C) in the event of a Good Leaver Event on or after the second anniversary of the Effective Date, one times the sum of the Executive’s Base Salary and Target Annual Bonus Opportunity (each, as applicable, the “Severance Amount”); and (ii) to the extent permitted pursuant to the applicable plans, continuation on the same terms as an active employee (including, where applicable, coverage for the Executive and his dependents) of medical insurance benefits that the Executive would otherwise be eligible to receive as an active employee of the Company for the Severance Benefits Period (as such term is defined below) or, if earlier, until the Executive becomes eligible for medical benefits from a subsequent employer (“Medical Benefit Continuation”).

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The Company’s obligations to pay the Severance Amount and to provide Medical Benefit Continuation shall be conditioned upon the Executive’s continued compliance with his obligations under Section 4 of this Agreement. The Severance Amount shall be paid in equal installments during (i) with respect to a Good Leaver Event pursuant to Section 3.2(a)(i)(A), the 24-month period following the Termination Date, (ii) with respect to a Good Leaver Event pursuant to Section 3.2(a)(i)(B), the 18-month period following the Termination Date and (iii) with respect to a Good Leaver Event pursuant to Section 3.2(a)(i)(C), the 12-month period following the Termination Date (each such period, the “Severance Benefits Period”), in each case commencing during the 30-day period following the Termination Date; provided, that, the Executive has signed and delivered to the Company the release of claims substantially in the form attached hereto as Exhibit C (the “Release”) and the period (if any) during which the Release can be revoked has expired within such 30-day period; provided, further, that, if such 30-day period spans two calendar years, payment of the Severance Amount shall commence to be paid in the second year.

If the Executive is not permitted to continue participation in the Company’s medical insurance plan pursuant to the terms of such plan or pursuant to a determination by the Company’s insurance providers or such continued participation in any plan would result in the imposition of an excise tax on the Company pursuant to Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall use reasonable efforts to obtain individual insurance policies providing medical benefits to the Executive during the Severance Benefits Period, but shall be required to pay for such policies only an amount equal to the amount the Company would have paid had the Executive continued participation in the Company’s medical plans; provided, that, if such coverage cannot be obtained, the Company shall pay to the Executive monthly during the Severance Benefits Period an amount equal to the amount the Company would have paid had the Executive continued participation in the Company’s medical plan.

(b) Termination by Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Company shall pay the Executive (or his heirs upon a termination by death) a pro-rata bonus for the year of termination, equal to the Annual Bonus the Executive would have been entitled to receive had his employment not been terminated, based on the actual performance of the Company for the full year, multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during the applicable year prior to and including the Termination Date and the denominator of which is 365, payable at such time when annual bonuses are paid generally.

(c) Definitions. For purposes of Section 3, the following terms have the following meanings:

(1)         “Cause” shall mean the Executive’s having engaged in any of the following: (A) willful misconduct or gross negligence in the performance of any of his duties to the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such willful misconduct or gross negligence; (B) intentional failure or refusal to perform reasonably assigned duties by the Board, which is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such failure or refusal; (C) any indictment for, conviction of, or plea of guilty or nolo contendere to, (i) any felony (other than motor vehicle offenses the effect of which do not materially affect the performance of the Executive’s duties) or (ii) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, whether of the United States or any state thereof or any similar foreign law to which the Executive may be subject; or (D) any willful failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Company, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Company written notice of such failure. If the Company terminates the Executive’s employment for Cause, the Company shall provide written notice to the Executive of that fact on or before the termination of employment.

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(2)         “Disability” shall mean the Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which the Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental illness, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days out of any 270-day consecutive day period.

(3)         “Good Reason” shall mean one of the following has occurred: (A) a material breach by the Company of any of the covenants in this Agreement; (B) any reduction in the Executive’s Base Salary or bonus opportunity; (C) the relocation of the Executive’s principal place of employment that would increase the Executive’s one-way commute by more than 50 miles; or (D) any material and adverse change in the Executive’s position, title or status or any change in the Executive’s job duties, authority or responsibilities to those of lesser status. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice of the termination, setting forth the conduct of the Company that constitutes Good Reason, within 30 days of the first date on which the Executive has knowledge of such conduct. The Executive shall further provide the Company at least 30 days following the date on which such notice is provided to cure such conduct. Failing such cure, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such cure period. For the avoidance of doubt, “Good Reason” shall not have occurred if the Company requires the Executive to take an unpaid leave of absence, not to exceed 30 days, pending the Company’s investigation into whether the Executive acted in such a way as to justify a termination for Cause, provided, that the Company first provide the Executive with written notice of the basis for such unpaid leave of absence.

(d) Section 409A. If the Executive is a “specified employee” for purposes of Section 409A, the Severance Amount required to be made pursuant to Section 3.2 hereof shall commence on the day after the first to occur of (i) the day which is six months from the Termination Date and (ii) the date of the Executive’s death. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

3.3.         Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments and benefits due the Executive upon a termination of his employment.

3.4.          Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the Termination Date, from all positions he then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company, Parent and their affiliates. The Executive shall be required to execute such writings as are required to effectuate the foregoing.

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3.5.          Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company, at mutually convenient dates and times (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive’s services to the Company and its subsidiaries.

Section 4.     Unauthorized Disclosure; Proprietary Rights.

4.1.          Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4.1 or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information. The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession.

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4.2.         Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns and agrees to assign all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof (“Prior Inventions”). If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.2, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.2 with the same legal force and effect as if executed by the Executive.

  (a) Exception to Assignments. The Executive acknowledges that the provisions of this Agreement requiring assignment of Developments to the Company do not apply either to the Executive’s Prior Inventions or any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit D). The Executive shall advise the Company promptly in writing of any inventions that the Executive believes meet the criteria in California Labor Code Section 2870. Furthermore, the Executive acknowledges that no provision in this Agreement is intended to require assignment of any of the Executive’s rights in an invention if no equipment, supplies, facilities or trade secret information of the Company was used, and if the invention was developed entirely on the Executive’s own time, and if the invention does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, and it does not result from any work performed by the Executive for the Company.

4.3.          Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the Parties hereto agree not to disclose the terms of this Agreement to any Person; provided the Executive may disclose this Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Agreement further. Anytime after this Agreement is filed with the SEC or any other government agency by the Company and becomes a public record, this provision shall no longer apply.

4.4.          Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any portion of the Severance Amount paid by the Company to the Executive in the event of a willful and material breach. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses. In the event that the Executive willfully and materially breaches any of the covenants set forth in this Section 4, then in addition to any injunctive relief, the Executive will promptly return to the Company any portion of the Severance Amount that the Company has paid to the Executive.

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Section 5.     Representations. The Executive represents and warrants that (a) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Agreement and (b) he is not otherwise unable to enter into and fully perform his obligations under this Agreement.

Section 6.    Non-Disparagement. From and after the Effective Date and following termination of the Executive’s employment with the Company, (a) the Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders and (b) the Company agrees not make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Executive.

Section 7.     Withholding. All amounts paid to the Executive under this Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder.

Section 8.      Miscellaneous.

8.1.      Indemnification. To the extent provided in the Company’s By-Laws and Certificate of Incorporation, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period. This indemnity shall not apply to the Executive’s acts of willful misconduct or gross negligence. The Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.

8.2.      Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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8.3.       Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is authorized to, and shall, assign this Agreement to a successor to substantially all of its assets.

8.4.       Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier, with confirmation of receipt or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:

Emerald Expositions, Inc.
31910 Del Obispo St., Suite 200
San Juan Capistrano, CA 92675
Attention: Chairman of the Board of Directors

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Jeffrey Ross, Esq.
Facsimile: 212-859-4000

If to the Executive:	At his principal office at the Company (during the Employment Period), and at all times to his principal residence as reflected in the records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either Party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

8.5.      Governing Law. This Agreement shall be construed and enforced in accordance with, and the laws of the State of California hereto shall govern the rights and obligations of the parties, without giving effect to the conflicts of law principles thereof.

8.6.      Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

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8.7.      Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties hereto with respect to the subject matter hereof.

8.8.      Counterparts. This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.9.      Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.10.    General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Code shall be deemed to include any successor to such Section.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EMERALD EXPOSITIONS, INC.

By:	/s/ Denise Bashem
Name: Denise Bashem Title: Vice President - Finance & Business Management

EXPO EVENT HOLDCO, INC. (solely for purposes of Sections 2.3 and 2.4 of this Agreement)

By:	/s/ Kosty Gilis
Name: Kosty Gilis Title: President

/s/ David Loechner
DAVID LOECHNER

[Signature Page to David Loechner’s Employment Agreement]

Exhibit A

EXPO EVENT HOLDCO, INC.

2013 STOCK OPTION PLAN

(Effective June 17, 2013)

1.            Purpose.

The purpose of the Plan is to assist the Company to attract, retain, incentivize and motivate officers and employees of, consultants to, and non-employee directors providing services to, the Company and its Subsidiaries and Affiliates and to promote the success of the Company’s business by providing such participating individuals with a proprietary interest in the performance of the Company. The Company believes that this incentive program will cause participating officers, employees, consultants and non-employee directors to increase their interest in the welfare of the Company, its Subsidiaries and Affiliates and to align those interests with those of the stockholders of the Company, its Subsidiaries and Affiliates.

2.            Definitions.

For purposes of the Plan:

2.1           “Affiliate” shall mean with respect to any entity, any entity that the Company, either directly or indirectly through one or more intermediaries, is in common control with, is controlled by or controls, each within the meaning of the Securities Act.

2.2           “Board” means the board of directors of the Company.

2.3           “Cause” shall mean (a) if a Participant is a party to an employment or a severance agreement with the Company or one of the Subsidiaries in which “cause” is defined, the occurrence of any circumstances defined as “cause” in such employment or severance agreement, or (b) if a Participant is not a party to an employment or severance agreement with the Company or one of the Subsidiaries in which “cause” is defined, (i) the Participant’s indictment for, or conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether of the United States or any state thereof or any similar foreign law to which the Participant may be subject, (ii) the Participant’s being or having been engaged in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or any of the Subsidiaries or the performance of the Participant’s duties, (iii) the Participant’s willful failure to (A) follow a reasonable and lawful directive of the Company or of the Subsidiary at which he or she is employed or provides services, or the Board or (B) comply with any written rules, regulations, policies or procedures of the Company or a Subsidiary at which he or she is employed or to which he or she provides services which, if not complied with, would reasonably be expected to have more than a de minimis adverse effect on the business or financial condition of the Company, (iv) the Participant’s violation of his or her employment, consulting, separation or similar agreement with the Company or one of the Subsidiaries or any non-disclosure, non- solicitation or non-competition covenant in any other agreement to which the Participant is subject or (v) the Participant’s deliberate and continued failure to perform his or her material duties to the Company or any of the Subsidiaries.

2.4           “Change in Capitalization” means any increase or reduction in the number of Shares, any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or any exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or any similar corporate event or transaction.

2.5           “Change in Control” means the first to occur of the following events after the Effective Date: (a) the sale of all or substantially all of the assets of the Company to any Person (or group of Persons acting in concert) other than an Affiliate of the Company or the Investor Group, or (b) a sale by the Company, the Investor Group or any of their respective Affiliates to a Person (or group of Persons acting in concert) of Company Common Stock, or a merger, consolidation or similar transaction involving the Company, in any case, that results in more than 50% of the Company Common Stock (or the common stock of any resulting company after a merger) being held by a Person (or group of Persons acting in concert) other than an Affiliate of the Company or the Investor Group.

2.6           “Committee” means the Compensation Committee of the Board, unless otherwise specified by the Board, in which event the Committee shall be as specified by the Board, which Committee shall administer the Plan and perform the functions set forth herein. If there is no Compensation Committee and the Board does not specify otherwise, or if the Board so elects, the Committee shall mean the Board.

2.7           “Company” means Expo Event Holdco, Inc., a Delaware corporation, or any successor thereto.

2.8           “Common Stock” means the shares of common stock, par value $0.01 per share, of the Company and any other securities into which any of the foregoing shares are changed or for which such shares are exchanged.

2.9           “Corporate Transaction” means (a) a merger, consolidation, reorganization, recapitalization or other similar change in the Company’s capital stock or (b) a liquidation or dissolution of the Company. For the avoidance of doubt, a Corporate Transaction may be a transaction that is also a Change in Control.

2.10         “Disability” means (a) if a Participant is a party to an employment agreement with the Company or one of the Subsidiaries in which “disability” is defined, the occurrence of any circumstances defined as “disability” in such employment agreement, or (b) if a Participant is not a party to an employment agreement with the Company or one of the Subsidiaries in which “disability” is defined, permanent and total disability as defined in Code Section 22(e)(3). A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Participant shall submit to any reasonable examination(s) required by such physician upon request. Notwithstanding the foregoing provisions of this Section 2.10, in the event any award is considered to be “non-qualified deferred compensation” as that term is defined under Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Disability” for purposes of such award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.11         “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

2.12         “Effective Date” means the date of approval of the Plan by the Board or Committee.

2.13         “Eligible Individual” means any of the following individuals: (a) any director, officer, employee of the Company or any of the Subsidiaries, (b) any individual to whom the Company or one of the Subsidiary has extended a formal, written offer of employment and (c) any consultant or advisor of the Company or one of the Subsidiaries.

2.14         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.15         “Fair Market Value” means, as of any date: (a) if the Shares are not listed or admitted to unlisted trading privileges on a nationally recognized stock exchange, the value of such Shares on that date, as determined by the Committee in good faith; or (b) if the Shares are listed or admitted to unlisted trading privileges on a nationally recognized stock exchange, the closing price of the Shares as reported on the principal nationally recognized stock exchange on which the Shares are traded on such date, or if no Share prices are reported on such date, the closing price of the Shares on the next preceding date on which there were reported Share prices.

2.16         “Investor Group” means any investment fund directly or indirectly controlled by Onex Corporation.

2.17         “Option” means an option to purchase Shares.

2.18         “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the grant of an Option and setting forth the terms and conditions thereof.

2.19         “Option Price” means the price at which a Share may be purchased pursuant to an Option.

2.20         “Participant” means an Eligible Individual to whom an Option has been granted under the Plan.

2.21         “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association or other entity or association.

2.22         “Plan” means this Expo Event Holdco, Inc. 2013 Stock Option Plan, as amended from time to time.

2.23         “Plan Termination Date” means the date that is 10 years after the Effective Date, unless the Plan is earlier terminated by the Board pursuant to Section 10 hereof.

2.24         “Securities Act” means the Securities Act of 1933, as amended.

2.25         “Shares” means shares of Common Stock and any other securities into which such shares are changed or for which such shares are exchanged.

2.26         “Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of [●], 2013, by and among the Company and the stockholders party thereto, as amended from time to time.

2.27         “Subsidiary” means any entity, whether or not incorporated, in which the Company directly or indirectly owns at least 50% or more of the outstanding equity or other ownership interests.

2.28         “Termination,” “Terminated” or “Terminates” shall mean, (a) with respect to a Participant that is an employee, the date such Participant ceases to be employed by the Company and its Subsidiaries, (b) with respect to a Participant that is a consultant, the date such Participant ceases to provide services to the Company and its subsidiaries or (c) with respect to a Participant that is a non- employee director, the date such Participant ceases to provide services to the Board or the board of directors of any of the Company’s Subsidiaries, in each case, for any reason whatsoever (including by reason of death, Disability or adjudicated incompetency). Unless otherwise set forth in an Option Agreement, (a) if a Participant is both an employee and a director and terminates as an employee but remains as a non-employee director, the Participant will be deemed to have continued in employment without interruption and shall be deemed to have Terminated upon ceasing to be a director, and (b) if a Participant that is an employee or a non-employee director ceases to provide services in such capacity and becomes a consultant, the Participant will thereupon be deemed to have been Terminated.

3.            Administration.

3.1          Committees; Procedure. The Plan shall be administered by the Committee, which shall hold meetings when it deems necessary and shall keep minutes of its meetings. The Committee shall have all of the powers necessary to enable it to carry out its duties under the Plan properly, including the power and duty to construe and interpret the Plan and to determine all questions arising under it. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretations and determinations shall be final, binding and conclusive upon all Persons. The Committee may also establish, from time to time, such regulations, provisions, procedures, and conditions regarding the Options and granting of Options, which in its opinion may be advisable in administering the Plan. The acts of a majority of the total membership of the Committee at any meeting, or the acts approved in writing by all of its members, shall be the acts of the Committee.

3.2          Board Reservation. The Board may, in its discretion, reserve to itself or exercise any or all of the authority and responsibility of the Committee hereunder. To the extent the Board has reserved to itself, or exercised the authority and responsibility of the Committee, all references to the Committee in the Plan shall be to the Board.

Committee Powers. Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

(a)           select those Eligible Individuals to whom Options shall be granted under the Plan, the number of Shares in respect of which each Option is granted and the terms and conditions (which need not be identical) of each such Option, and make any amendment or modification to any Option Agreement consistent with the terms of the Plan and other applicable law, and otherwise make the Plan fully effective;

(b)          construe and interpret the Plan and the Options granted hereunder and establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Option Agreement in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with any applicable provision of the Code;

(c)          determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a Termination for purposes of the Plan;

(d)          cancel, with the consent of the Participant or as otherwise permitted under the terms of the Plan, outstanding Options;

(e)           exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(f)           generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

3.3         Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Persons who receive, or are eligible to receive Options (whether or not such Persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Option Agreements, as to the Eligible Individuals to receive Options under the Plan and the terms and provision of Options under the Plan. All decisions and determinations by the Committee in the exercise of the above powers shall be final, binding and conclusive upon the Company, its Subsidiaries, the Participants and all other persons having any interest therein. Notwithstanding anything herein to the contrary, with respect to Participants working outside the United States, the Committee may determine the terms and conditions of Options and make such adjustments to the terms thereof as are necessary or advisable to fulfill the purposes of the Plan taking into account matters of local law or practice, including tax and securities laws of jurisdictions outside the United States.

3.4           Indemnification. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

4.            Stock Subject to the Plan; Grant Limitations.

4.1           Aggregate Number of Shares Authorized for Issuance. Subject to any adjustment as provided in the Plan, the Shares to be issued under the Plan may be, in whole or in part, authorized but unissued Shares or issued Shares which shall have been reacquired by the Company and held by it as treasury shares. The aggregate number of Shares that may be made the subject of Options granted under the Plan shall not exceed 39,711.

4.2           Calculating Shares Available. The Committee shall determine the appropriate method for determining the number of Shares available for grant under the Plan, subject to the following:

(a)         Except as provided in Section 4.2(b), the number of Shares available under this Section 4 for the granting of further Options shall be reduced by the number of Shares in respect of which the Option is granted or denominated.

(b)         Any Shares related to an Option granted under this Plan that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares shall again be available for award under this Plan.

5.            Stock Options.

5.1           Authority of Committee. The Committee may grant Options to Eligible Individuals in accordance with the Plan, and the terms and conditions of the grant of which shall be set forth in an Option Agreement.

5.2           Option Price. The Option Price or the manner in which the exercise price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Option Agreement.

5.3           Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine; provided that an Option shall not be exercisable after the expiration of 10 years from the date it is granted; provided, further, however, that unless the Committee provides otherwise, an Option may, upon the death of the Participant prior to the expiration of the Option, be exercised for up to 180 days following the date of the Participant’s death, even if such period extends beyond 10 years from the date the Option is granted. The Committee may, subsequent to the granting of any Option, extend the period within which the Option may be exercised (including following a Participant’s Termination), but in no event shall the period be extended to a date that is later than the earlier of the latest date on which the Option could have been exercised and the 10th anniversary of the date of grant of the Option.

5.4          Vesting. The Committee shall determine and set forth in the applicable Option Agreement the time or times at which an Option shall become vested and exercisable. To the extent not exercised, vested installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

5.5          Method of Exercise. The exercise of an Option shall be made only by giving notice in the form and to the Person designated by the Company, specifying the number of Shares to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Option Agreement pursuant to which the Option was granted. The Option Price shall be paid in any combination of the following forms: (a) cash or its equivalent (e.g., a check) or (b) other property as determined by the Committee. Any Shares transferred to or withheld by the Company as payment of the exercise price under an Option shall be valued at their Fair Market Value on the last business day preceding the date of exercise of such Option. If requested by the Committee, the Participant shall deliver the Option Agreement evidencing the Option to the Company, which shall endorse thereon a notation of such exercise and return such Agreement to the Participant.

5.6          Rights of Participants. No Participant shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares (whether or not certificated) to the Participant, (c) the Participant’s name, or the name of his or her broker or other nominee, shall have been entered as a shareholder of record on the books of the Company and (d) the Participant shall have entered into the Stockholders’ Agreement. Thereupon, the Participant shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Option Agreement.

6.            Effect of a Termination; Transferability.

6.1          Termination. The Option Agreement evidencing the grant of each Option shall set forth the terms and conditions applicable to such Option upon Termination, which shall be as the Committee may, in its discretion, determine at the time the Option is granted or at anytime thereafter, and which terms and conditions may include provisions regarding the treatment of an Option in the event of a Termination by reason of a divestiture of any Subsidiary or Division or other assets of the Company or any Subsidiary.

6.2          Transferability of Options and Shares.

(a)           Non-Transferability of Options. Except as set forth in Section 6.2(c) or (d) or as otherwise permitted by the Committee and as set forth in the applicable Option Agreement, either at the time of grant or at anytime thereafter, no Option shall be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind; and any purported transfer, pledge, hypothecation, attachment, execution or levy in violation of this Section 6.2 shall be null and void.

(b)           Restrictions on Shares. The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, restrictions under the requirements of any stock exchange or market upon which such Shares are then listed or traded and restrictions under any blue sky or state securities laws applicable to such Shares.

(c)           Transfers By Will or by Laws of Descent or Distribution. Any Option may be transferred by will or by the laws of descent or distribution; provided, however, that (i) any transferred Option will be subject to all of the same terms and conditions as provided in the Plan and the applicable Option Agreement; and (ii) the Participant’s estate or beneficiary appointed in accordance with this Section 6.2(c) will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority.

(d)          Beneficiary Designation. Each Participant may, from time to time, name one or more individuals (each, a “Beneficiary”) to whom any benefit under the Plan is to be paid or who may exercise any rights of the Participant under any Option granted under the Plan in the event of the Participant’s death before he or she receives any or all of such benefit or exercises such Option. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits under Option Agreements remaining unpaid at the Participant’s death and rights to be exercised following the Participant’s death shall be paid to or exercised by the Participant’s estate.

7.            Adjustment upon Changes in Capitalization.

7.1           In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (a) the maximum number and class of Shares with respect to which Options may be granted under the Plan and (b) the number and class of Shares or other stock or securities (of the Company or any other corporation or entity), cash or other property which are subject to outstanding Options granted under the Plan and the exercise price therefor, if applicable.

7.2           If, by reason of a Change in Capitalization, pursuant to an Option Agreement, a Participant shall be entitled to, or shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares subject to the Option prior to such Change in Capitalization.

8.            Effect of Certain Transactions.

8.1           Except as otherwise provided in the applicable Option Agreement, in the event of a Corporate Transaction, all outstanding Options shall terminate upon the consummation of the Corporate Transaction, unless provision is made in connection with such transaction, in the sole discretion of the Committee or the parties to the Corporate Transaction, for the assumption or continuation of such Options by, or the substitution for such Options with new awards of stock options, stock appreciation rights or other equity based compensation of the surviving, or successor or resulting entity, or a parent or subsidiary thereof, with such adjustments as to the number and kind of shares or other securities or property subject to such new awards, option and stock appreciation right exercise or base prices, and other terms of such new awards as the Committee or the parties to the Corporate Transaction shall agree. In the event that provision is made in writing as aforesaid in connection with a Corporate Transaction, the Plan and the unexercised Options theretofore granted or the new awards substituted therefor shall continue in the manner and under the terms provided in such writing. Notwithstanding the foregoing, vested Options (including those Options that would become vested upon the consummation of the Corporate Transaction) shall not be terminated upon the consummation of the Corporate Transaction unless holders of affected Options are provided either (a) a period of at least 15 calendar days prior to the date of the consummation of the Corporate Transaction to exercise the Options, or (b) payment (in cash or other consideration upon or following the consummation of the Corporate Transaction, or, to the extent permitted by Section 409A of the Code, on a deferred basis) in respect of each Share covered by the Option being cancelled in an amount equal to the excess, if any, of the per Share price to be paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Committee in good faith) over the Option Price of the Option. For the avoidance of doubt, if the amount determined pursuant to the foregoing is zero or less, the affected Option may be cancelled without any payment therefor.

8.2        Without limiting the generality of the foregoing or being construed as requiring any such action, in connection with any such Corporate Transaction the Committee may, in its sole and absolute discretion, cause any of the following actions to be taken effective upon or at any time prior to any Corporate Transaction (and any such action may be made contingent upon the occurrence of the Corporate Transaction):

(a)          cause any or all unvested Options to become fully vested and immediately exercisable (as applicable) and/or provide the holders of such Options a reasonable period of time prior to the date of the consummation of the Corporate Transaction to exercise the Options;

(b)          with respect to unvested Options that are terminated in connection with the Corporation Transaction, provide the holders thereof a payment (in cash and/or other consideration) in respect of each Share covered by the Option being terminated in an amount equal to all or a portion of the excess, if any, of the per Share price to be paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Committee in good faith) over the Option Price of the Option, which may be paid in accordance with the vesting schedule of the Option as set forth in the applicable Option Agreement, upon the consummation of the Corporate Transaction or, to the extent permitted by Section 409A of the Code, at such other time or times as the Committee may determine.

8.3         In addition, in connection with any Corporate Transaction:

(a)           Notwithstanding anything to the contrary, the Committee may, in its sole discretion, provide in the transaction agreement or otherwise for different treatment for Options held by different Participants and, where alternative treatment is available for a Participant’s Options, may allow the Participant to choose which treatment shall apply to such Participant’s Options;

(b)          Any action permitted under this Section 8 may be taken without the need for the consent of any Participant. To the extent a Corporate Transaction also constitutes a Change in Capitalization and action is taken pursuant to this Section 8 with respect to an outstanding Option, such action shall conclusively determine the treatment of such Option in connection with such Corporate Transaction notwithstanding any provision of the Plan to the contrary (including Section 7); and

(c)           The Committee may require a Participant to return a letter of transmittal or similar acknowledgment as a condition to receiving any payment in respect of his or her Options in connection with a Corporate Transaction, in which case any Participant who has not returned any such letter or similar acknowledgment within the time period established by the Committee for returning any such letter or similar acknowledgement shall forfeit his or her right to any payment and his or her associated Options may be cancelled without any payment therefor.

9.            Interpretation. All Options granted under the Plan are intended either not to be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to be administered, operated and construed in compliance with Section 409A of the Code and all regulations and other guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan or any Option granted hereunder in any manner or take any other action that it determines, in its sole discretion, is necessary, appropriate or advisable (including replacing any Option) to cause the Plan or any Option granted hereunder to comply with Section 409A of the Code and all regulations and other guidance issued thereunder or to not be subject to Section 409A of the Code. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A of the Code and shall be final, binding and conclusive on all Eligible Individuals and other individuals having or claiming any right or interest under the Plan.

10.          Termination and Amendment of the Plan or Modification of Options.

10.1       Effective Date and Duration of the Plan. The Plan shall be effective on the Effective Date. The Plan shall terminate on the Plan Termination Date and no Option shall be granted after that date. The applicable terms of the Plan and any terms and conditions applicable to Options granted prior to the Plan Termination Date shall survive the termination of the Plan and continue to apply to such Options.

10.2       Plan Amendment or Plan Termination. The Board may earlier terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

(a)           no such amendment, modification, suspension or termination shall impair or adversely alter any Options theretofore granted under the Plan, except with the consent of the Participant, nor shall any amendment, modification, suspension or termination deprive any Participant of any Shares which he or she may have acquired through or as a result of the Plan; and

(b)          to the extent necessary under any applicable law, regulation or exchange requirement, no other amendment shall be effective unless approved by the shareholders of the Company in accordance with applicable law, regulation or exchange requirement.

10.3       Modification of Options. No modification of an Option shall adversely alter or impair any rights or obligations under the Option without the consent of the Participant.

11.          Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

12.          Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a)           give any Person any right to be granted an Option other than at the sole discretion of the Committee;

(b)          give any Person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

(c)           limit in any way the right of the Company or any of its Subsidiaries to terminate the employment of or the provision of services by any Person at any time; or

(d)          be evidence of any agreement or understanding, express or implied, that the Company will pay any Person at any particular rate of compensation or for any particular period of time.

13.          Regulations and Other Approvals; Governing Law.

13.1        Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

13.2       Compliance with Law.

(a)         The obligation of the Company to sell or deliver Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(b)         The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority.

(c)         Each grant of an Option and the issuance of Shares in settlement of the Option is subject to compliance with all applicable federal, state and foreign law. Further, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any federal, state or foreign law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or the issuance of Shares, no Options shall be or shall be deemed to be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions that are not acceptable to the Committee. Any Person exercising an Option shall make such representations and agreements and furnish such information as the Board or Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

13.3       Transfers of Plan Acquired Shares. Notwithstanding anything contained in the Plan or any Option Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations promulgated thereunder. The Committee may require any individual receiving Shares pursuant to an Option granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

14.          Miscellaneous.

14.1       Forfeiture Events; Clawback. The Committee may specify in an Option Agreement that the Participant’s rights, payments and benefits with respect to an Option shall be subject to reduction, cancellation, forfeiture, clawback or recoupment upon the occurrence of certain specified events or as required by law, in addition to any otherwise applicable forfeiture provisions that apply to the Option.

14.2       Multiple Agreements. The terms of each Option may differ from other Options granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Eligible Individual.

14.3         Withholding of Taxes. The Company or any of its Subsidiaries may withhold from any payment of cash or Shares to a Participant or other Person under the Plan an amount sufficient to cover any withholding taxes which may become required with respect to such payment or shall take any other action as it deems necessary to satisfy any income or other tax withholding requirements as a result of the grant or exercise of any Option under the Plan. The Company or any of its Subsidiaries shall have the right to require the payment of any such taxes and require that any Person furnish information deemed necessary by the Company or any of its Subsidiaries to meet any tax reporting obligation as a condition to exercise or before making any payment pursuant to an Option. In addition, if approved by the Committee, a Participant may elect to (a) have withheld a portion of the Shares then issuable to him or her, or (b) surrender Shares owned by the Participant prior to the exercise, vesting or other settlement of an Option, in each case having an aggregate Fair Market Value equal to the withholding taxes.

14.4         Plan Unfunded. The Plan shall be unfunded. Except for reserving a sufficient number of authorized Shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any Option granted under the Plan.

ANNEX A

(Provisions Applicable to Options Issued in California)

To the extent not in accordance with the foregoing, the following shall govern all options granted and securities sold to residents of California:

1.	Options shall be exercisable for not more than one-hundred twenty (120) months from the date the option is granted.

2.	Options granted pursuant to the plan shall not be transferred other than by will, by the laws of descent and distribution, to a revocable trust, or as permitted by Rule 701 of the Securities Act of 1933, as amended (17 C.F.R. 230.701).

3.	The number of securities purchasable pursuant to any option and the exercise price thereof, shall be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of the issuer’s equity securities without the receipt of consideration by the issuer, of or on the issuer’s class or series of securities underlying the option.

4.	Unless the grantee’s employment is terminated for cause as defined by applicable law, the right to exercise the option in the event of termination of employment, to the extent that the optionee is entitled to exercise on the date employment terminates, shall continue until the earlier of the option expiration date or (1) at least six (6) months from the date of termination if termination was caused by death or disability, or (2) at least thirty (30) days from the date of termination if termination was caused by other than death or disability.

5.	The Plan must be approved by a majority of the outstanding securities entitled to vote by the later of (1) within twelve (12) months before or after the date the Plan is adopted, or (2) prior to or within twelve (12) months of the granting of any option under the Plan in California.

6.	No options may be granted more than ten (10) years from the date the plan is adopted or the date the plan is approved by the issuer’s security holders, whichever is earlier.

Exhibit B

EXPO EVENT HOLDCO, INC.

2013 STOCK OPTION PLAN

STOCK OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of the date of grant set forth on the signature page hereto (the “Date of Grant”), is between Expo Event Holdco, Inc., a Delaware corporation (together with its successors, the “Company”), and the individual whose name is set forth on the signature page hereto (the “Optionee”).

Section 1.             Grant of Option. The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of such number of Shares (“Option Shares”) as is set forth on the signature page hereto (subject to adjustment as provided in Section 7 of the Expo Event Holdco, Inc. 2013 Stock Option Plan (the “Plan”)) on the terms and conditions set forth in this Agreement and in the Plan, a copy of which is being delivered to the Optionee concurrently herewith and is made a part hereof as if fully set forth herein. The grant shall be effective upon the execution of this Agreement by both parties hereto. Except as otherwise defined herein, capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan. The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

Section 2.             Purchase Price. The price (the “Option Price”) at which the Optionee shall be entitled to purchase Option Shares upon the exercise of the Option shall be the price per Share set forth on the signature page hereto (subject to adjustment as provided in Section 7 of the Plan).

Section 3.              Term of Option. The Option shall be exercisable to the extent and in the manner provided herein until the close of business on the day preceding the 10th anniversary of the Date of Grant (the “Term”); provided, however, that the Option may be earlier terminated as provided in Section 6, 7 or 8 hereof.

Section 4.              Exercisability of Option.

4.1.          Vesting. Subject to the provisions of this Agreement and the Plan, the Option shall vest and become exercisable in accordance with the following schedule:

(a)           Prior to the first anniversary of the Date of Grant, the Option may not be exercised;

(b)           On or after the first anniversary of the Date of Grant but before the second anniversary of the Date of Grant, the Option may be exercised to acquire up to 20% of the aggregate number of Option Shares;

(c)           On or after the second anniversary of the Date of Grant but before the third anniversary of the Date of Grant, the Option may be exercised to acquire up to 40% of the aggregate number of Option Shares, less any Option Shares previously acquired pursuant to the Option;

(d)           On or after the third anniversary of the Date of Grant but before the fourth anniversary of the Date of Grant, the Option may be exercised to acquire up to 60% of the aggregate number of Option Shares, less any Option Shares previously acquired pursuant to the Option;

(e)           On or after the fourth anniversary of the Date of Grant but before the fifth anniversary of the Date of Grant, the Option may be exercised to acquire up to 80% of the aggregate number of Option Shares, less any Option Shares previously acquired pursuant to the Option; and

(f)            On or after the fifth anniversary of the Date of Grant, the Option may be exercised to acquire up to 100% of the aggregate number of Option Shares, less any Option Shares previously acquired pursuant to the Option.

(g)           Notwithstanding the foregoing, if a Change in Control occurs, the Option shall become 100% vested and exercisable. The portion of the Option which becomes vested and exercisable as described in this Section 4.1 is hereinafter referred to as the “Vested Portion.”

Section 5.              Manner of Exercise and Payment.

5.1.          Notice of Exercise. The Option shall be exercised when written notice of such exercise in substantially the form attached hereto as Exhibit A or such other form as the Committee may require from time to time (the “Exercise Notice”), signed by the person entitled to exercise the Option, has been delivered to the Company in accordance with the provisions of Section 9.6 hereof, provided, further, that with respect to any Participant who is not an Accredited Investor (an “Accredited Investor”) as that term is defined in Rule 501(a) of Regulation D under the Securities Act, such Exercise Notice shall not become effective and may be revoked by the Participant by written notice to the Company until the eighth day after the Company has delivered to the Participant disclosures intended to satisfy the requirements of Rule 701 of the Securities Act (to the extent then applicable). The Exercise Notice shall state that the Optionee is electing to exercise the Option, shall set forth the number of Option Shares in respect of which the Option is being exercised and shall be signed by the Optionee or, where applicable, by the Optionee’s legal representative.

5.2.          Deliveries. The Exercise Notice described in Section 5.1 shall be accompanied by payment of the full Option Price for the Option Shares in respect of which the Option is being exercised, together with any withholding taxes that may be due as a result of the exercise of the Option, such payment to be made by delivery to the Company of (a) a certified or bank check payable to the order of the Company or (b) cash by wire transfer or other immediately available funds to an account designated by the Company.

5.3.          Issuance of Shares. Subject to Section 13.2 of the Plan, upon receipt of the Exercise Notice and full payment for the Option Shares in respect of which the Option is being exercised, the Company shall take such action as may be necessary under applicable law to cause the issuance to the Optionee of the number of Option Shares as to which the Option was exercised and the Optionee shall cooperate to the fullest extent requested by the Company (including by executing such documents and providing such information) as may be necessary to effect the issuance of such Option Shares in compliance with all applicable law. If the Optionee fails to make any of the deliveries required by Section 5.2 of this Agreement, the Optionee’s exercise shall not be given effect and the Shares shall not be issued to the Optionee.

5.4.          Shareholder Rights. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Option Shares until: (a) the Option shall have been exercised in accordance with the terms of this Agreement and the Optionee shall have paid the full Option Price for the number of Option Shares in respect of which the Option was exercised and any withholding taxes due, (b) the Company shall have issued the Option Shares to the Optionee, (c) the Optionee’s name shall have been entered as a holder of record on the books of the Company and (d) the Optionee shall have entered into the Stockholders’ Agreement. Upon the occurrence of all of the foregoing events, the Optionee shall have full ownership rights with respect to such Option Shares.

Section 6.              Termination.

6.1.          Termination. If the Optionee Terminates, (a) the Option, other than the Vested Portion of the Option, shall terminate and be of no further force and effect as of and following the close of business on the date of such Termination, and (b) the Vested Portion of the Option shall be exercisable by the Optionee during the Post-Termination Exercise Period (as defined below), but in no event after the expiration of the Term. Any portion of the Vested Portion of the Option that, following the Optionee’s Termination, is not exercised prior to the expiration of the Post-Termination Exercise Period shall terminate at the end of the Post-Termination Exercise Period. Notwithstanding anything in this Agreement or the Plan to the contrary, the Option, whether or not exercisable, shall immediately terminate (a) upon a Termination of the Optionee by the Company or a Subsidiary for Cause or (b) in the event that the Optionee violates any provision of any Restrictive Agreement (as hereinafter defined).

6.2.          “Post-Termination Exercise Period” shall mean the period commencing on the Optionee’s Termination and ending at the close of business on the 90th day after the date of the Optionee’s Termination. Notwithstanding anything to the contrary herein, in the event of the Optionee’s death or Disability, the Post-Termination Exercise Period shall mean the period commencing on the Optionee’s death or Disability and ending at the close of business on the 180th day after the date of the Optionee’s death or Disability.

Section 7.              Prohibited Activities. In consideration of and as a condition to the grant of the Option, the Optionee agrees to the following covenants:

7.1.          No Sale or Transfer. The Optionee shall not sell, transfer, assign, grant a participation in, gift, hypothecate, encumber, mortgage, create any lien, pledge, exchange or otherwise dispose of the Option or any portion thereof other than to the extent permitted by Section 6.2 of the Plan or the Stockholders’ Agreement.

7.2.          Right to Terminate Option. The Optionee understands and agrees that the Company has granted this Option to the Optionee to reward the Optionee for the Optionee’s future efforts and loyalty to the Company and its Affiliates by giving the Optionee the opportunity to participate in the potential future appreciation of the Company. Accordingly, if the Optionee (a) breaches or violates any obligations under the Employment Agreement, by and between the Optionee and Nielsen Business Media, Inc., dated June 17, 2013, as amended from time to time, (b) breaches or violates any obligations under any Restrictive Agreement to which the Optionee is a party or (c) is convicted of a felony against the Company or any of its Affiliates, then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice, to terminate the Option (including the Vested Portion of the Option), or any unexercised portion thereof, which shall be of no further force and effect.

7.3.         Remedies. The Optionee specifically acknowledges and agrees that the Company’s remedies under this Section 7 shall not prevent the Company or any Subsidiary from seeking injunctive or other equitable relief in connection with the Optionee’s breach of any Restrictive Agreement.

For purposes of this Agreement, “Restrictive Agreement” shall mean any agreement between the Company or any Subsidiary and the Optionee that contains non-competition, non-solicitation, non-hire, non- disparagement or confidentiality restrictions applicable to the Optionee.

Section 8.              Corporate Transaction. The provisions of Section 8 of the Plan shall apply to this Option in the event of a Corporate Transaction.

Section 9.              Miscellaneous.

9.1.          Acknowledgment. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as the same may be amended from time to time. The Optionee hereby acknowledges that the Optionee has reviewed the Plan and this Agreement and understands the Optionee’s rights and obligations thereunder and hereunder. The Optionee also acknowledges that the Optionee has been provided with such information concerning the Company, the Plan and this Agreement as the Optionee and the Optionee’s advisors have requested.

9.2.          Accredited Investor. The Optionee has completed Schedule I attached hereto which indicates whether the Optionee is an Accredited Investor.

9.3.          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

(b)           Submission to Jurisdiction; Waiver of Jury Trial. Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such litigation in any federal or state court located in the State of New York in New York County, (ii) any claim that any such litigation brought in any such court has been brought in an inconvenient forum and (iii) any claim that such court does not have jurisdiction with respect to such litigation. To the extent that service of process by mail is permitted by applicable law, each party irrevocably consents to the service of process in any such litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any litigation.

9.4.          Specific Performance. Each of the parties agrees that any breach of the terms of this Agreement will result in irreparable injury and damage to the other parties, for which there is no adequate remedy at law. Each of the parties therefore agrees that in the event of a breach or any threat of breach, the other parties shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach or continued breach, and/or compelling specific performance of the Agreement, without having to prove the inadequacy of money damages as a remedy or balancing the equities between the parties. Such remedies shall be in addition to any other remedies (including monetary damages) to which the other parties may be entitled at law or in equity. Each party hereby waives any requirement for the securing or posting of any bond in connection with any such equitable remedy.

9.5.          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.6.          Notice. Unless otherwise provided herein, all notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally or by email, (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) three business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one business day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section:

(a)           If to the Company:

Expo Event Holdco, Inc.

c/o Onex Partners Advisor LP

161 Bay Street,
Toronto, ON M5J 2S1

Facsimile: (416) 362-5765

Attention: Kosty Gilis

With a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Facsimile: (212) 859-4000

Attention: Jeffrey Ross, Esq.

(b)           If to the Optionee, at the most recent address and facsimile number contained in the Company’s records.

9.7.          Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any of their respective successors, personal representatives and permitted assigns who agree in writing to be bound by the terms hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Optionee without the prior written consent of the Company. In addition, the Investor Group shall be a third party beneficiary of this Agreement and shall be entitled to enforce this Agreement. In connection with the transfer of any securities of the Company held by the Investor Group, the Investor Group shall be entitled to assign its rights and obligations hereunder to an Affiliate of any member of the Investor Group and, to the extent permitted by the Plan, to a third party.

9.8.          Amendments and Waivers. Subject to applicable law, this Agreement and any of the provisions hereof may be amended, modified, or supplemented, in whole or in part, only in a writing signed by all parties hereto. The waiver by a party hereto of a breach by another party hereto of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach by such other party or as a waiver of any other or subsequent breach by such other party, except as otherwise explicitly provided for in the writing evidencing such waiver. The waiver by a party hereto of a breach by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of such breach by any other party hereto except as otherwise explicitly provided for in the writing evidencing such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.9.          Counterparts. This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

9.10.        Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

9.11.        Withholding. Whenever Option Shares are to be issued upon exercise of the Option, the Company shall have the right to require the Optionee to remit to the Company cash sufficient to satisfy all federal, state and local withholding tax requirements prior to issuance of the shares of Common Stock and the delivery of any certificate or certificates for such shares of Common Stock. The Optionee agrees to indemnify the Company against any national, federal, state and local withholding taxes for which the Company may be liable in connection with the Optionee’s acquisition, ownership or disposition of any Option Shares.

9.12.        No Right to Continued Employment or Business Relationship. This Agreement shall not confer upon the Optionee any right with respect to continued employment or a continued business relationship with the Company or any Affiliate thereof, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to Terminate such Optionee at any time.

9.13.        General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Sections refer to Sections of this Agreement. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Date of Grant.

EXPO EVENT HOLDCO, INC.

By:
Name: Title:

Agreed and acknowledged as
of the Date of Grant:

Name: David Loechner

Date of Grant:

Shares Subject to the Option:

Option Price:

•	Tranche 1: [50%] Option Shares at $[1X price paid by Onex]

•	Tranche 2: [25%] Option Shares at $[1.5X price paid by Onex]

•	Tranche 3: [25%] Option Shares at $[2X price paid by Onex]

Schedule I

ACCREDITED INVESTOR QUESTIONNAIRE

Please check any and all boxes that apply. You must check at least one box:

☐	(i) Your individual net worth, or joint net worth with your spouse, as of the date indicated below, exceeds $1,000,000;

For purposes of this paragraph (i), “net worth” means your assets (excluding the value of your primary residence) minus your liabilities (excluding any debt secured by your primary residence), provided that:

1)	if the amount of the debt secured by your primary residence is greater than the estimated fair market value of your primary residence, you must include such excess amount as a liability;

2)	if you borrowed any amount secured by your primary residence within the 60 day period prior to the date indicated below, you must include such amount as a liability, unless such borrowing results from the acquisition of your primary residence.

If you cease to have at least $1,000,000 in net worth for any reason between the date indicated below and the date of your equity purchase or the date your equity award is made, as applicable, including by reason of borrowing additional amounts secured by your primary residence, you must notify the company of your change in status.

☐	(ii) You had individual incomei in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of those years, and you have a reasonable expectation of reaching the same income level in the current year; or

☐	(iii) None of the statements above apply.

David Loechner State of Residence: CA Date:

i	The term “individual income” means adjusted gross income as reported for federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse), and the term “joint income” means adjusted gross income as reported for federal income tax purposes, including any income attributable to a spouse or to a property owned by a spouse, increased by the following amounts (including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any interest income received which is tax exempt under section 103 of the Internal Revenue Code; (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040); and (iii) any deduction claimed for depletion under section 611 et seq. of the Internal Revenue Code.

Exhibit A

EXPO EVENT HOLDCO, INC.

NOTICE OF OPTION EXERCISE

Subject to the terms and conditions hereof, the undersigned (the “Purchaser”) hereby elects to exercise his or her option to purchase __________ shares (the “Shares”) of Expo Event Holdco, Inc. (the “Company”) under the Expo Event Holdco, Inc. 2013 Stock Option Plan (the “Plan”) and the Stock Option Agreement dated as of _____________, (the “Option Agreement”). The purchase price for the Shares shall be $______ per Share for a total purchase price of $__________ (subject to applicable withholding taxes). The Purchaser tenders herewith payment of the full Option Price in the form of cash, by check or by wire transfer or, if the Purchaser is permitted pursuant to the Option Agreement, by reducing the number of Shares to be issued to him hereby by that number of Shares having an aggregate Fair Market Value on the date hereof equal to the aggregate purchase price of the Shares.

In connection with the purchase of Shares, Purchaser represents and covenants the following:

1.             Knowledge and Representation. If the Purchaser is not an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), the Purchaser acknowledges that as soon as reasonably practicable following its delivery of this notice, the Company will deliver to the Purchaser disclosures intended to satisfy the applicable requirements of Rule 701 of the Securities Act (the “Rule 701 Disclosure”) (to the extent then applicable), in which case the Purchaser understands that he or she may revoke this Notice of Option Exercise by written notice to the Company until the eighth day following the receipt of the Rule 701 Disclosure. The Purchaser is relying on his or her own business judgment and knowledge and the advice of his or her own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company, in making the decision to purchase the Shares. The Purchaser, either alone or with his or her advisors, has sufficient knowledge and experience in business and financial matters to evaluate the merits and risks of the purchase of the Shares and has the capacity to protect his or her own interests in connection with such purchase. In furtherance of the foregoing, the Purchaser represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of the Company or as to the desirability or value of an investment in the Company has been made to the Purchaser by or on behalf of the Company, and (ii) the Purchaser will continue to bear sole responsibility for making his or her own independent evaluation and monitoring of the risks of his or her investment in the Company.

2.             Investment Intent. The Purchaser is purchasing the Shares for investment for his or her own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act, or under any applicable provision of state securities laws. The Purchaser does not have any present intention to transfer the Shares to any person or entity.

3.             Securities Laws; Transfer Restrictions. The Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein. The Purchaser acknowledges and understands that the Shares must be held indefinitely unless (i) they are subsequently registered under the Securities Act or any applicable provision of state securities laws or (ii) an exemption from such registration is available. The Purchaser further acknowledges and understands that the Company is under no obligation to register the Shares. In addition, the Purchaser acknowledges and understands that there are substantial restrictions on the transferability of the Shares under the Stockholders Agreement, dated as of [●], 2013, by and among the Company and the stockholders party thereto, as amended from time to time (the “Stockholders  Agreement”). The Purchaser understands that the certificate or certificates evidencing the Shares will be imprinted with a legend which prohibits the transfer of the Shares except in compliance with the Securities Act or applicable state securities laws and except in accordance with the provisions of the Stockholders Agreement, and that the Company will retain physical possession of the Shares as provided in the Stockholders Agreement.

4.             Tax. The Purchaser understands that he or she may suffer adverse tax consequences as a result of his or her purchase or disposition of the Shares. The Purchaser represents that he or she has consulted any tax consultants he or she deems advisable in connection with the purchase or disposition of the Shares and that he or she is not relying on the Company for any tax advice. Purchaser understands that, prior to the issuance of any Shares, Purchaser will have to make satisfactory arrangements with the Company to satisfy any withholding requirements applicable to the exercise of the option.

5.             Speculative Investment. The Purchaser understands that an investment in the Shares is a speculative investment which involves a high degree of risk of loss of the Purchaser’s investment therein. The Purchaser is able to bear the economic risk of such investment for an indefinite period of time, including the risk of a complete loss of the Purchaser’s investment in such securities.

6.             Underwriter Lock-Up. The Purchaser agrees (i) to the extent requested in writing by a managing underwriter, if any, of any underwritten public offering pursuant to a registration or offering of equity securities of the Company not to sell, transfer or otherwise dispose of, including any sale pursuant to Rule 144 under the Securities Act, the Shares, or any other equity security of the Company or any security convertible into or exchangeable or exercisable for any equity security of the Company (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter, not to exceed 180 days or such shorter period as the Company or any executive officer or director of the Company shall agree to and (ii) to the extent requested in writing by a managing underwriter of any underwritten public offering effected by the Company for its own account, not to sell the Shares or any other equity securities of the Company (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter, which period shall not exceed 180 days or such shorter period as the Company or any executive officer or director of the Company shall agree to.1

[1]	In addition, the Stockholders Agreement will provide that, during the three-year period following an Initial Public Offering, the Purchaser shall be prohibited from selling a number of Shares that at the time of sale is in excess of the greater of (i) 15% of the total number of Shares held by Purchaser immediately following the IPO, multiplied by the number of 12-month periods that have elapsed since the IPO, and (ii) a number of Shares determined by multiplying the number of Shares held by the Purchaser immediately following the IPO by a percentage determined by subtracting from the number one a fraction, the numerator of which is the number of Shares held by Onex on the date of the Purchaser’s proposed sale of Shares and the denominator of which is the number of Shares held by Onex immediately following the IPO.

Please record the ownership of such Shares in the name of:

Name:

Address:
Social Security or Tax I.D. Number

Signature

Dated_______________, 20__

Exhibit C

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

1.            In consideration of the payments and benefits to be made under the Employment Agreement, dated as of June 17, 2013 (the “Employment Agreement”), by and between David Loechner (the “Executive”) and Emerald Expositions, Inc., a Delaware corporation (the “Company”), (each of the Executive and the Company, a “Party” and collectively, the “Parties”) and, solely for purposes of Sections 2.3 and 2.4 of the Employment Agreement, Expo Event Holdco, Inc., a Delaware corporation (“Parent”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

A.	rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement;

B.	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

D.	rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

E.	rights granted to Executive during his employment related to the purchase and/or grant of equity of Parent.

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2.             WITH RESPECT TO THIS RELEASE, IF THE UNDERSIGNED IS A RESIDENT OF CALIFORNIA, THE UNDERSIGNED ACKNOWLEDGES THAT HE OR SHE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

    “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

 THE UNDERSIGNED HEREBY EXPRESSLY WAIVES ANY RIGHTS THAT HE MAY HAVE UNDER SECTION 1542, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

 3.              The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

4.             This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

5.             The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

6.             As to rights, claims and causes of action arising under ADEA, the Executive acknowledges that he has been given but not utilized a period of 21 days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Amount or provision of the Medical Benefit Continuation (as each is defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

7.             Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Executive.

8.             The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

9.             The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

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10.          The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

11.          The Executive acknowledges that the severance payments and benefits he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

12.          Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

13.          This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

14.          The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

15.          This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

16.          This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

17.          Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflicts of law principles thereof.

[signature page follows]

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IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of ________________.

EMERALD EXPOSITIONS, INC.

By:
Name: Title:

DAVID LOECHNER

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Exhibit D

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“(a)         Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for the employer.

(b)  To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

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